CFSG - China Fire & Security Group, Inc.
Q1 2008 Earnings conference
May 13, 2008

Officers
Robert Yuan; China Fire & Security Group, Inc.; President, CEO
Brian Lin; China Fire & Security Group, Inc.; CAO

Analysts
Michael Cox; Piper Jaffray & Company; Analyst
Adele Mao; Susquehanna Financial Group; Analyst
Chin Ye Lu; Brean Murray, Carret & Company; Analyst
Albert Lee; Maxim Group; Analyst
John Ma; Roth Capital Partners; Analyst
Edward Hemmelgarn; Shaker Investments; Analyst

Presentation

Operator: Good morning and welcome to the China Fire first quarter conference. For your information, all participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today's presentation. (OPERATOR INSTRUCTIONS) This conference is being recorded. I would like to turn the conference over to Mr. Robert Yuan, Chief Accounting Officer of China Fire. Please go ahead.

Robert Yuan: Thank you, Andrew, and welcome everyone to China Fire & Security Group’s 2008 first quarter conference call. The press release of the results of the first quarter of 2008 has been released already. On our call today is Mr. Brian Lin, Chief Executive Officer of China Fire & Security Group.

Before we get started I’m going to read a disclaimer about forward-looking statements.
This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding China Fire. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical in nature. These forward-looking statements are based on current management’s expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements.

Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulations and other risks contained in the statements filed from time to time with the SEC. All such forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressively qualified by the cautionary statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements. Forward-looking statements made during this conference call only represent management’s estimates as of today, May 13, 2008.

China Fire & Security Group assumes no obligation to update these projections in the future as market conditions change. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 360 days on our corporate website, www.ChinaFireSecurity.com.

Now, I’d now like to turn the call over to Mr. Brian Lin. Brian, please?

Brian Lin: Thank you, Robert. Good morning ladies and gentlemen and good evening to those of you who join us from China and Hong Kong. Thank you for coming to our first quarter 2008 conference call. We are very pleased to report another strong quarter as our net income reached another record high, due to our strong top-line growth and consistent gross margins. We continue to benefit from the industrialization and urbanization across China, where fire protection products and services are mandated for all industrial plants and public facilities.

Before we get to the first quarter financial results, I would like to share with you the highlights during this quarter. In the first quarter of 2008, our revenues increased to a record $14.7 million, up 54.7% from $9.5 million in the first quarter of 2007. Our GAAP net income reached a record $4.7 million for the first quarter of 2008, as compared to approximately $4.1 million net income for the same period of 2007, which represents an increase of $0.6 million or 14.8%. However, in the first quarter of 2007, we had a one-time non-cash gain for $o.8 million for the change in fair value of derivatives, which did not relate to our operations. Excluding this gain, our net income for the first quarter of 2008 increased 43.8% when comparing it to the net income for the first quarter of 2007.

During the first quarter of 2008, we have successfully won new contracts from Jiuquan Iron and Steel Group, the 17th largest steel company in China, which contract value at $4.3 million for three independent projects. China Fire will provide automated fire protection systems in Jiuquan Steel's carbon steel cold rolled factory with annual capacity of 1.5 million pounds and a stainless steel cold-rolling plant. These contracts include our patented linear heat detectors, our water mist fire extinguishing systems, indoor fire hydrants and automated fire alarm monitoring and control systems. Our products will ensure that the entire production facility is thoroughly compliant to the new fire codes.

With the new fire codes for iron fuel pumping fully effective on January 1st of 2008, and more expansion and consolidation in iron and steel industry, we observed a stronger demand of our fire protection solutions and products in the iron and steel industry.

In addition to the contract wins in the first quarter of 2008, we are positioned as well to win more large sized contracts in the iron and steel industry. In March of this year, China's National Development and Reform Commission, NDRC, has recently approved the construction of two large steel plants, each with the capacity of 10 million tons and investment about US$10 billion.

One of them is Jiayuguan project, which is a joint venture between Juiquan Iron and Steel and the City of Jiayuguan of Gansu Province. The other one is Shaoguan project, which is a joint venture between Baosteel and the City of Shaoguan of Guangdong Province.

Currently our sales pipeline increased large projects from a number of (inaudible) iron and steel companies in China, including Baosteel, Anshan Iron and Steel, Juiquan Iron and Steel, [Miansung] Iron and Steel, [Jiangyin] Iron and Steel, Shaoguan [Partners] Iron and Steel, [Chinyu] Iron and Steel, Jinan Iron and Steel, [Huanjiuah] Iron and Steel. Leveraging the existing business relationship with these clients and strong product capacity in the industrial fire protection offerings, we are in a very competitive position to win these projects.

On April 30, 2008, we announced contract wins for five original power plants of Datang International Power Generation. The aggregate contract value is approximately $4.7 million. Datang International is headquartered in Beijing and is one of the largest power generation companies in China, with annual power output of 118 billion kilowatt-hours in 2007. China Fire will serve as a product provider with total contract value of approximately $3.7 million for four power plants of Datang International, located in located in Jinzhou of Liaoning province, Chaozhou of Guandong province, Ningde of Fujian province and Lvsi of Jiangsu province.

The products we are going to provide include the linear heat detectors, automatic fire alarm monitoring and control systems, water mist fire extinguishing systems and gas based fire extinguishing systems. We also serve as a total solution provider of fire protection systems for Datang International in Pingwang of Shanxi province. China Fire will provide a turnkey fire protection system, including detectors, automatic fire alarm monitoring and control systems, and various fire extinction systems.

The power industry in China is going to grow significantly over the next three years, with an estimated spending of over $42 billion each year for the next three years. They're creating new power plants and transmission infrastructures. China Fire has observed the significant opportunity in this industry and assumed a dedicated sales and marketing team to focus on this vertical.

By the end of April, 2008, China Fire has won projects in the power generation industry with aggregated contract value of about US$8 million. We believe this momentum will continue in the following quarters of this year.

On the international front, our product pipeline includes countries like India, Thailand, Malaysia, and Pakistan. We are going to attend the World Safety Conference and Exposition, organized by NFPA, National Fire Protection Association of United States in Las Vegas, from June 2nd to 5th. The WSC&E is an annual conference focusing on world-class fire codes and standards, featuring various workshops, panels and product attributions. WSC&E will attract more than 50,000 fire safety professionals from around the world and is a great place for companies like China Fire to demonstrate our leading products and services and position our brand name in our international market.

As for our M&A activities, currently we are actively pursuing our acquisition opportunities. We have completed a round of evaluation and targeted a couple of them for final discussions. All the acquisition candidates generated significant revenues in 2007. If completed, all acquisitions will be accretive to our earnings per share.

With that overview for this quarter, let me now turn the call over to our Chief Accounting Officer, Robert.

Robert Yuan: Thank you. As Brian has mentioned, the first quarter 2008 was quite encouraging for China Fire & Security Group. Now, I’d like to share you more with our financial performance for the first quarter 2008.

Our total revenue for the first quarter 2008 was $14.7 million, compared to $9.5 million for the same period of 2007, representing a 54.7 percent of year-over-year growth or a 4.2 percent of sequential growth. The increase was mainly attributable to the increase in our revenue from system contracting projects and maintenance services. Our total revenue of $14.7 million for the first quarter of 2008 was derived from 146 total solution, product sales and maintenance contracts as compared to 96 contracts for the same period of 2007. Our revenues for Total Solution increased by 55.7 percent to $11.3 million, derived from 81 contracts for the first quarter of 2008, as compared to $7.3 million and 63 contracts for the same period of last year. Our product sales increased by 37.1 percent to $2.9 million, derived from 33 contracts the first quarter of 2008, compared to $2.1 million and 26 contracts for the same period of last year. The revenues from our maintenance service increased by 301.1 percent to $0.5 million for the first quarter of 2008, compared to $0.1 million for the same period of last year. Our three largest customers in this quarter were Anshan Iron and Steel Group, Datang Tashan Power Plant and Wuhan Iron and Steel Group, which collectively contributed approximately $4.9 million, representing 32.8 percent of our total revenues during this period.

Our gross margin for the first quarter 2008 was 54.7 percent, which is higher than the gross margin of 52.8 percent in the same period of 2007. The increase in our gross margin was mainly due to a higher percentage of revenue contribution from the sales of our proprietary products, including our linear heat detectors, which represents higher margin.

In the first quarter of 2008, our operating expenses were $3.4 million as compared to $1.7 million in the first quarter of 2007, an increase of $1.7 million or 95.2 percent. This increase was mainly attributable to the increased number of our employees, increased expenditures in our sales-related activities and the raised compensation for management to be in line with other US public companies during the period.

Our R/D expense in this quarter was $266,000 or 1.8% of our total revenues, which was used in the improvement of our existing product offerings including LHD and water mist systems and the development of our new products.

Our operating income for the first quarter 2008 amounted to $4.6 million, representing a 41.9% increase from the same period of last year. This improvement was mainly due to the increase in our revenues and gross margin during the period.

Our total other income was $140,000 for the first quarter of 2008, compared to $853,000 for the same period 2007, which included a one-time non-cash gain of $834,000 due to the change in fair value of our derivative instruments.

Our provision for income tax was $49,000 for the first quarter of 2008, compared to no provision for income tax for the same period of last year. Starting in the year 2008, our two subsidiaries, Sureland Equipment and Tianxiao Equipment, are subject to income tax charge rate of 12.5% and 25% respectively, resulting in income tax charges of $33,000 and $16,000 during this period. Our two other subsidiaries, Sureland Industrial and Beijing Hua An are still enjoying tax exemption in year 2008.

Our GAAP net income for the first quarter of 2008 was $4.7 million as compared to $4.1 million for the same period of 2007, which represents an increase of $0.6 million or 14.8 percent. Excluding the one-time non-cash gain of $0.8 million for the change in fair value of derivatives, our non-GAAP net income was $ 3.3 million for the first quarter of 2007. On a Non-GAAP basis, our net increase in the first quarter of 2008 increased 43.8% from $3.3 million for the same period of 2007. The reason for the increase was mainly due to the increase in revenues and improvement in our gross margin.

Our comprehensive income for the first quarter of 2008, which adds the currency adjustment of $2.1 million to our net income, were $6.8 million, as compared to $4.4 million comprehensive income for the same period of 2007, which represents an increase of 53.8 percent annually.

Our fully diluted GAAP EPS was $0.17 for the first quarter of 2008, as compared to $0.15 for the same period of 2007. Our Non-GAAP EPS was $0.17 for the first quarter of 2008 as compared to $0.12 for the same period of 2007. We believe that the Non-GAAP EPS, which excludes the one-time non-cash charge in derivatives is more suitable basis for the comparison of our financial results.

Now, I would like to briefly cover some highlights on our balance sheet and cash flows statement.

As of March 31, 2008, we had working capital of $ 47.1 million including cash and cash equivalents of $15.1 million. Our days sales outstanding or DSOs were 116 days for the first quarter of 2008. As of March 31, 2008, our total liabilities stood at $21.4 million, while shareholders' equity was $57.0 million. This compares to total liabilities of $21.4 million and shareholders' equity of $50.2 million on December 31, 2007. Currently we have no long-term and short-term bank loan.

In terms of cash flows, our net cash used by operating activities during the first quarter of 2008 was $1.9 million as compared to $0.3 million net cash used in the same period of 2007. Due to Chinese New Year in the first quarter, the collection of receivables from customers is relatively slower than the other quarters during a year. But on a yearly basis for 2008, we believe our operating cash flow will be positive and sufficient to facilitate our future’s growth, as management will continue to maintain strict controls over the collection of our receivables in our following quarters of this year.

During the first quarter of 2008, our net cash flow used in financing activities was $0.3 million as compared to $0.9 million provided in the same period of 2007. The increase in the balance of our restricted cash by the end of this quarter was mainly due to the restricted cash of $3.3 million required for the project of Capital Iron and Steel Group.

After this, now, I want to turn the call back to Brian. Brian, please

Brian Lin: Thank you, Robert. As Robert explained, we are very pleased with our record results in the first quarter of 2008. The outlook for our business going forward remains very strong. We will continue to benefit from the industrialization and urbanization in China. We will execute on our growth strategy by focusing on organic growth, including expanding into new industrial verticals, looking for potential strategic acquisitions, and entering into international markets.

We don’t expect to be negatively impacted by a downturn in the US economy. We also do not expect to be negatively impacted by the Olympics Games in Beijing this summer. We are very sorry for the unfortunate casualties caused by the recent earthquake in Wenchuan of Sichuan Province, but fortunately our business is not impacted.

Based on our current backlog and new projects in the pipeline, we are very optimistic that the company is able to exceed its 2008 full year guidance of $66.6 million in revenue, and $22.3 million in net income and GAAP EPS diluted of $0.78. As always, we would like to thank our shareholders for your support.

I will now turn the call over for questions. Operator?

Questions and Answers

Operator: (OPERATOR INSTRUCTIONS) Michael Cox of Piper Jaffray.

Michael Cox: Thank you and congratulations on a very nice quarter. My first question is on the gross margin. It's been very strong in the last couple of quarters. I'm curious whether the rise in steel prices and other commodities will put some downward pressure on the gross margin or have you been able to pass those price increases through?

Robert Yuan: Currently the gross margin for this quarter is 4.7%. I think is achieving the range of our guidance is 50 to 55%. And the main reason for us to maintain this range of gross margin is the associated IPs or proprietary products we have, and so every time we observe a significant increase in our raw materials we could kind of easily pass this cost increase to our end users. So, we believe in the long run we still can maintain this gross margin in this inflation environment.

Michael Cox: Thank you, that's very helpful. My second question, I was hoping you could provide an update on your expansion plans into India? Have you signed distributors that you had hoped to and when should we expect to see sales contribution out of India?

Brian Lin: From the India markets we have quite a few candidates, so we are interviewing. We probably have to take a trip over there to make a final decision. So the process is slower than we expected, but we are on track of getting into the Indian market.

Operator: Adele Mao of Susquehanna International Group.

Adele Mao: My first question is also related to your gross margin. Gross margin for product sales trending significantly higher, as you mentioned, given the higher mix of proprietary products. But it seems like the service gross margin is similar to the level of total solutions. Do you expect similar trends in the following quarters or whether we should expect to see gross margin trending up in the service business?

Robert Yuan: Actually from the historical numbers that we got, you can observe that our gross margins for the product sales were a little bit higher than our gross margins from system contracting projects. The reason is that most of our product sales are our proprietary products and for the system contracting sales, sometimes we buy some third-party products and resell them, which have a lower gross margin contribution than our product sales.

The question about the gross margins of maintenance, I think, in general, our gross margin for the maintenance service will be definitely higher than the general margins of our total company. But for this quarter the margin of maintenance service was lower than usual and we are reasoning some of the continued service contracts we signed have some of more costs related to the contracts. So I think that is not normal, so we believe in the long run our gross margin in the maintenance will be higher than the average of the company.

Adele Mao: Great. That's helpful. Just one more thing. You also mentioned the opportunities coming up with two major Iron and Steel factories in Shaoguan and Jiuquan. Could you discuss the timeline of these bids and how do you see yourself stacking up against your competition for these major projects? Thank you.

Brian Lin: These two large projects, they will be started towards the end of the year. We are following up on the progress. We are working with the Design Institute, working with the end customers. From the competition perspective, certainly we worry, we will dominate players in the iron and steel industry with very strong track records. We are the only company who has won contract over like $5 million or more in a single contract. So, we with each of these projects it's going to be at least $20 million contracts, so $20 million spending on fire and fire protection products. And so, I think based on our track record, our capabilities in managing large contracts and fulfill customers' requirements not only from (inaudible) but we are well positioned to win these projects.

Operator: Chin Ye Lu of Brean Murray, Carret.

Chin Ye Lu: Great quarter. I just have a couple of questions. Can you provide us an update on the business momentum outside the iron and steel industry and also power industry? Thank you.

Brian Lin: Yes, we are looking on the transportation industry as well as nuclear power plants. These are the two verticals that we are following and we have worked on quite a few tunnel projects now, and the results are going to be announced any time, but we don't know the final results yet. But we heard the results will be announced pretty soon. So we do expect to see something.

I think for the main verticals we have a dedicated team to analyze the marketplace and not doing it for the short-term, it's going to be for the long-term growth of the company.

Chin Ye Lu: Okay, thank you. Can you also give us what you think is the applied tax rate for the 2008?

Robert Yuan: In accounting of this quarter, we had a tax charge. One is the Sureland Equipment that is for the tax rate of about 12.5% and the other is Tianxiao Equipment, which is right now under the tax rate charge of 25%. Our other two subsidiaries, Sureland Industrial and Beijing Hua An are still enjoying tax holiday. But also for the annual basis, we believe for the tax charge, we can implement some of the tax programs to make sure our effective tax rate should be along 0.5% annually, so I think that could give you a clearer picture of our expenses for the tax charge for the year 2008.

Operator: (OPERATOR INSTRUCTIONS) Albert Lee of Maxim Group.

Albert Lee: I'm wondering if you can talk about what you're potentially seeing in the residential services side of your business, and over time, how do you see this kind of playing out, contributing, do you see enough regulatory drivers in place, etc., to make it worth pursuing at this point, or where does that currently stand?

Brian Lin: Albert, our focus now is still on the industrial side, and we are expanding into transportation, which look like new construction build-out for public facilities. As far as residential area, we have no plans to directly going into this sector in a very strong way, but our Tianxiao manufacturing facilities are producing foam based and gas based fire extinction products and we are designing a patented steel tubes that's going to make an impact in the residential-commercial fire extinguishing systems. But that, we are still in the development stage. We probably see the result of it going into 2009.

Operator: John Ma of Roth Capital Partners.

John Ma: Congratulations. I have a couple of questions for you. Number one, can you give us your revenue growth breakdown by industry for the past quarter?

Robert Yuan: You know, usually we don't release this number, but maybe we can give you some of our whole picture of the numbers. For this quarter in 2008, iron and steel is still our major factor, contribution to our revenue is about 70% and also about 20% is from power generation sector, and also for the petrochemical in this quarter is kind of slow, about 1 to 2% and also around 5% is from the other verticals.

John Ma: Okay, great. Now I noticed your contract win from Datang Power Generation company, correct me if I'm wrong, I remember in the past you generated revenue from that industry mostly through product sales and is this your first total solution win from the industry, and if so, are you changing your strategy for the industry?

Brian Lin: John, historically we have been selling products and solutions to the power industry, just in certain plants they prefer doing separate contracts, separating out their alarm systems and even the fire extinction systems, and they would separate out the products from the installations, since they might already have contracted out the total installation of the power plants to a vendor. So if that's the case, then we are only able to bid on total solutions projects. But in other places, the customers who like to have total solution provider to build a total solution. So this is not the first time, it's been mixed.

John Ma: Okay. Now, last question related to (inaudible) Steel or Shougang relocation. I know you've been very conservative in giving out your guidance, and can you give us some update about the relocation of the project progress?

Brian Lin: Timing wise, in the final, the end stage from the customers' perspective is still October the 18th, we are going to be able to produce to manufacture certain products by that date, but this is not the whole thing, the entire plant will not be able to be completed by that date. So, we think we are on track. We're working very closely with the clients to work with them to meet their deadline of October the 18th.

Operator: Mr. Yuan, there are two questions remaining. Do you have time to take them, sir?

Brian Lin: Okay, please go ahead.

Operator: Edward Hemmelgarn of Shaker Investments.

Edward Hemmelgarn: Congratulations on a good quarter. But I had a couple of questions. One is, you mentioned, I think -- I was having trouble hearing it, but that you have new wins in India, Thailand, Malaysia and Pakistan. I think. What industries are those in?

Brian Lin: We have not won projects in those countries yet. We are following up -- this is our pipeline. In India we are following on their power plants, which is Tata Group and this is a very huge project, they're building a very huge power plants over in India. We were invited to participate in the bidding process. There's a direct sales opportunity for us. And the other countries, we are going through the general contractors, Chinese general contractors and they are building power plants in Thailand and they are building power plants in Malaysia and Pakistan. So we are working with the total solutions of general contractors that provide outsourced fire protection systems and solutions for them.

Edward Hemmelgarn: Okay. Lastly, can you give us a little feel -- you're looking again at nice, very strong growth this year. What is due to just a general increase in new steel and new power plant construction, and what percentage of your growth this year do you think will be in terms of your taking market share?

Brian Lin: Ed, I'm sorry, I didn't quite get your question.

Edward Hemmelgarn: Of your growth that you're forecasting for the year, to what extent is that just due to a general growth in the industry, I mean in number of new steel plants constructed or power plants, and how much of it is due to you increasing your share of the overall spend?

Brian Lin: Okay. I think the iron and steel industry is going through consolidation, so the new build-out, the increase in the market share is actually from these large steel companies. So if we win these projects, certainly we are taking kind of the market share from other companies in iron and steel industry. That is because of the major of what's going on in the iron and steel industry. And certainly we are also increasing our sales force and also we are working with different regional companies to increase market share in the certain regions as well, not only in the iron and steel industry, but also in other industrial sectors.

Operator: Follow-up from Adele Mao of Susquehanna International Group.

Adele Mao: Thanks for taking my follow-up question, a couple. First of all, on the share buyback front, how many shares have you bought back?

Robert Yuan: Actually we have not buy -- we do not buy any shares back yet.

Brian Lin: Adele, we are up to date we are still -- the window is still closed for insiders, including the company. So we're not allowed to buy any shares 48 hours after our 10-Q is filed. So, from the date we make the announcement until now, when the window is essentially closed and we would very much like to buy it, but it's ITC rules we are not allowed to do so yet.

Adele Mao: I see. Okay. The other question I have is that on the M&A spread, could you just share with us which industry verticals do you see as a priority?

Brian Lin: Well, there are a few companies we are finalizing now. Some of them are general product companies that this product can be used in all kinds of industrial verticals and there are also certain areas that we have never been into before and I think that will be very complimentary to our product portfolio. And we are selling their products in our portfolio as well. But that's very niche market and have been very strong growth in that sector, which we cannot specifically identify at this point.

Operator: Mr. Yuan, there are no more questions. I would like to thank everyone for joining the China Fire first quarter 2008 conference call. The conference has ended. You may now disconnect your lines.